EHEALTH, INC. 2014 EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT
You have been granted the following option to purchase shares of the Common Stock of eHealth, Inc. (the “Company”):
Name of Optionee:    [Insert Name]
Total Number of Shares:    [Insert Number]
Type of Option:    [Insert Type of Option]
Exercise Price per Share:    [Insert Exercise Price]
Date of Grant:    [Insert Date of Grant]

Vesting Schedule:	This option will vest to the extent that the Performance Goals (as defined below) are achieved and you remain in continuous Service throught the applicable vesting date(s).

Expiration Date:	[Insert Date]. This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.
Performance-Based Vesting Metrics and Determination of the Number of Shares Eligible for Time-Based Vesting
Performance‑Based Vesting Requirements
Shares covered by this option award will become eligible to vest based upon achievement of and in accordance with the following performance criteria (the “Performance Goals”): [Insert performance-based vesting criteria]
Service‑Based Vesting Requirements
In addition to the performance-based vesting requirements set forth above, the Shares covered by this option award also are subject to the following service‑based vesting requirements. The number of Shares subject to this option award that become eligible to vest based on achievement of the above Performance Goals, as determined by the Administrator in its sole discretion, will be referred to as “Eligible Shares.” Any Eligible Shares will be scheduled to vest [Insert service-based vesting criteria]
[Vesting in Connection with Certain Events
If, during the Performance Period, a Change in Control occurs, then [Insert vesting treatment and any other applicable vesting terms]]

You and the Company agree that this option is granted under, and governed by the terms and conditions of, the 2014 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to this document, and any other agreements referenced herein, all of which are made a part of this document. Capitalized terms used herein that are not defined herein will have the same meaning as set forth in the Plan.
You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.
OPTIONEE:    EHEALTH, INC.
By:
[Insert Name]    Title:

EHEALTH, INC. 2014 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code or a nonstatutory stock option, as provided in the Notice of Stock Option Grant.
Vesting
This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. This option will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term
This option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination
If your Service terminates for any reason except death or “Total and Permanent Disability” (as defined in the Plan), then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your Service terminates for this purpose.

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.
Disability
If your Service terminates because of your Total and Permanent Disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

Leaves of Absence and Part-Time Work
For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.
To the extent this option is an incentive stock option, no such leave may exceed three (3) months (the “Maximum Leave Period”), unless your reemployment upon expiration of such leave is guaranteed by statute or contract. If your reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the day after the end of the Maximum Leave Period any part of this option intended to be an incentive stock option will cease to be treated as an incentive stock option and will be treated for tax purposes as a nonstatutory stock option.
If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any applicable law or regulation, as determined by the Company.
Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company receives it.
If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment
When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

•
    Your personal check, a cashier’s check or a money order.
•

Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. However, the Company’s consent is required for this alternative. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you.
•
    Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you.

Withholding Taxes and Stock Withholding
You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option with a Fair Market Value equal to the minimum amount statutorily required to be withheld.

Restrictions on Resale
You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option
Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.
Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights
Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.